Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

NYMEX Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of NYMEX Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NYMEX Holdings, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

New York, New York

February 29, 2008

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF NYMEX HOLDINGS, INC.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share data)

	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$3,296	$18,631
Collateral from securities lending program	842,444	2,547,312
Marketable securities, at fair value	461,582	485,581
Clearing and transaction fees receivable, net of allowance for member credits	38,443	32,853
Prepaid expenses	8,786	7,009
Margin deposits and guaranty funds	170,192	17,052
Other current assets	33,657	10,238

Total current assets	1,558,400	3,118,676
Property and equipment, net	176,471	183,193
Goodwill and indefinite-lived intangible asset	307,125	307,125
Long-term investments	178,036	3,008
Other assets	7,121	11,929

Total assets	$2,227,153	$3,623,931

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$15,723	$14,854
Accrued salaries and related liabilities	17,107	13,688
Payable under securities lending program	847,581	2,547,312
Margin deposits and guaranty funds	170,192	17,052
Income tax payable	2,704	4,984
Other current liabilities	31,122	35,019

Total current liabilities	1,084,429	2,632,909
Grant for building construction deferred credit	104,021	106,166
Long-term debt	77,464	80,281
Members’ retirement obligation	12,038	12,367
Other liabilities	23,646	17,286

Total liabilities	1,301,598	2,849,009

Commitments and contingencies

Stockholders’ equity
Common stock, $0.01 par value; 181,909,600 shares authorized, 94,769,342 and 94,449,800 shares issued as of December 31, 2007 and 2006, respectively; and 93,972,289 and 89,678,600 shares outstanding as of December 31, 2007 and 2006, respectively	948	944
Additional paid-in capital	828,227	796,585
Retained earnings (deficit)	73,851	(21,823)
Accumulated other comprehensive income (loss), net of tax	22,529	(784)

Total stockholders’ equity	925,555	774,922

Total liabilities and stockholders’ equity	$2,227,153	$3,623,931

See accompanying notes to the audited consolidated financial statements.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for share data)

	Year Ended December 31,
	2007	2006	2005
Operating Revenues
Clearing and transaction fees	$565,756	$419,731	$277,632
Market data fees	95,951	63,637	44,533
Other	11,897	13,881	11,943

Total operating revenues	673,604	497,249	334,108

Operating Expenses
Direct transaction costs	96,842	49,742	29,158
Salaries and employee benefits	81,660	76,772	62,419
Occupancy and equipment	22,501	28,255	28,482
Depreciation and amortization, net of deferred credit amortization	13,776	15,167	15,221
General and administrative	19,212	19,670	22,517
Professional services	16,311	14,540	27,379
Telecommunications	5,740	6,104	6,929
Marketing	5,573	5,439	5,207
Other expenses	2,463	8,501	9,918

Total operating expenses	264,078	224,190	207,230

Operating income	409,526	273,059	126,878
Non-Operating Income and Expenses
Investment income	23,347	12,879	8,895
Interest income from securities lending	91,908	130,184	68,782
Interest expense/fees from securities lending	(88,203)	(127,254)	(66,114)
Interest expense .	(6,425)	(6,620)	(6,852)
Losses from unconsolidated investments	(35,371)	(3,329)	(588)

Total non-operating income and expenses	(14,744)	5,860	4,123

Income before provision for income taxes	394,782	278,919	131,001
Provision for income taxes	170,743	124,118	59,873

Net income	$224,039	$154,801	$71,128

Earnings per Share
Basic	$2.37	$2.31	$87,167

Diluted	$2.36	$2.31	$87,167

Weighted Average Number of Common Shares Outstanding
Basic	94,489,000	67,017,000	816

Diluted	94,856,000	67,017,000	816

	Year Ended December 31,
	2007	2006	2005
Proforma weighted average common shares outstanding and earnings per share retroactively adjusted to reflect the 90,000-for-1 recapitalization on March 14, 2006 (Unaudited):
Earnings per Share
Basic	$2.37	$1.90	$0.97

Diluted	$2.36	$1.90	$0.97

Weighted Average Number of Common Shares Outstanding
Basic	94,489,000	81,504,000	73,440,000

Diluted	94,856,000	81,504,000	73,440,000

See accompanying notes to the audited consolidated financial statements.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except for share data)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2004	816	$—	$93,312	$33,470	$—	$126,782

Comprehensive income:
Net income	—	—	—	71,128	—	71,128
Unrealized gain on available-for-sale securities, net of deferred income taxes of $570	—	—	—	—	672	672

Total comprehensive income						71,800
Dividends declared:
Common stock, $108,824/share	—	—	(23,681)	(65,119)	—	(88,800)

Balances at December 31, 2005	816	—	69,631	39,479	672	109,782
Comprehensive income:
Net income	—	—	—	154,801	—	154,801
Realization of gain on available-for-sale securities, net of deferred income taxes of $570	—	—	—	—	(672)	(672)

Total comprehensive income						154,129
SFAS No. 158 adjustment to record unrealized post-retirement obligation, net of deferred income taxes of $628	—	—	—	—	(784)	(784)
Dividends declared:
Common stock, $36,765/share on January 11, 2006	—	—	—	(30,000)	—	(30,000)
Common stock, $196,078/share on March 6, 2006	—	—	(68,897)	(91,103)	—	(160,000)
Common stock, $0.06/share on July 6, 2006	—	—	—	(5,000)	—	(5,000)
Common stock, $0.14/share on November 10, 2006	—	—	—	(10,000)	—	(10,000)
Common stock, $0.98/share on November 10, 2006	—	—	—	(80,000)	—	(80,000)
Retirement of common stock	(816)	—	—	—	—	—
Issuance of common stock	73,440,000	734	(734)	—	—	—
Issuance of common stock in initial public offering, net of underwriting discounts	6,365,000	64	347,907	—	—	347,971
Direct costs of initial public offering	—	—	(3,749)	—	—	(3,749)
Conversion of cumulative redeemable convertible preferred stock to common stock	8,160,000	82	153,016	—	—	153,098
Additional proceeds from private equity offering.	—	—	10,000	—	—	10,000
Issuance of common stock for purchase of COMEX electronic trading rights	6,484,800	64	279,538	—	—	279,602
Tax benefit related to NYMEX MRRP	—	—	8,591	—	—	8,591
Share-based compensation amortization	—	—	1,282	—	—	1,282

Balances at December 31, 2006	94,449,800	944	796,585	(21,823)	(784)	774,922
Comprehensive income:
Net income	—	—	—	224,039	—	224,039
Foreign currencies translations	—	—	—	—	385	385
Postretirement benefits, net of deferred income tax of $548					773	773
Unrealized gain on available-for-sale securities, net of deferred income taxes of $12,188	—	—	—	—	22,155	22,155

Total comprehensive income						247,352
Dividends declared:
Common stock, $0.10/share on April 30, 2007	—	—	—	(9,445)	—	(9,445)
Common stock, $0.10/share on August 1, 2007	—	—	—	(9,445)	—	(9,445)
Common stock, $0.10/share on September 30, 2007	—	—	—	(9,475)	—	(9,475)
Common stock, $1.06/share on September 30, 2007	—	—	—	(100,000)	—	(100,000)
Share-based compensation amortization	—	—	10,109	—	—	10,109
Direct costs of initial public offering	—	—	(346)	—	—	(346)
Exercise of employee stock options	265,150	3	15,641	—	—	15,644
Issuance of restricted stock and stock units	54,392	1	—	—	—	1
Excess net tax benefit related to share-based compensation	—	—	6,238	—	—	6,238

Balances at December 31, 2007	94,769,342	$948	$828,227	$73,851	$22,529	$925,555

See accompanying notes to the audited consolidated financial statements.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income	$224,039	$154,801	$71,128
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,921	17,093	16,489
Amortization of intangibles	—	219	876
Deferred grant credits	(2,645)	(2,645)	(2,644)
Deferred rental income	(675)	(675)	(675)
Deferred rent expense	(191)	(210)	(232)
Deferred income taxes	(4,732)	(2,530)	229
Excess tax benefit associated with exercise of stock options	(6,238)	—	—
Allowance for doubtful accounts and credits	1,013	233	(67)
Share-based compensation	10,109	1,282	—
Other, net.	8,466	—	—
Asset impairment and disposition losses	26,018	1,167	597
Decrease (increase) in operating assets:
Marketable securities	39,009	(384,588)	43,957
Clearing and transaction fees receivable	(6,096)	(9,230)	(6,567)
Prepaid expenses	(1,777)	(1,241)	(1,872)
Margin deposits and guaranty fund assets	(153,140)	75,503	(57,730)
Other current assets	(8,791)	(1,767)	503
Increase (decrease) in operating liabilities:
Accounts payable and accrued liabilities	869	(2,773)	2,391
Accrued salaries and related liabilities	3,419	3,795	4,878
Margin deposits and guaranty fund liabilities	153,140	(75,503)	57,730
Income tax payable	2,305	8,325	(6,033)
Other current liabilities	(12,132)	2,338	4,240
Other liabilities	(1,138)	(252)	(1,059)
Members’ retirement obligation	(329)	246	499

Net cash provided by (used in) operating activities	286,424	(216,412)	126,638

Cash flows from investing activities
Maturities and sales of securities lending program investments	63,926,366	154,697,668	189,767,820
Purchases of securities lending program investments	(62,226,635)	(154,930,362)	(192,082,438)
(Increase) decrease in securities purchased under agreements to resell	(14,990)	6,900	12,424
Purchase of long-term investments	(163,494)	(4,425)	(2,500)
Loan to unconsolidated entity	(7,750)	—	—
Capital expenditures	(9,255)	(11,417)	(12,403)
Additional consideration paid to owners of COMEX Division memberships	—	(10,000)	—
Increase in indefinite-lived intangible assets	—	(653)	—
Decrease (increase) in other assets	2,483	3,612	(62)

Net cash provided by (used in) investing activities	1,506,725	(248,677)	(2,317,159)

Cash flows from financing activities
Proceeds from initial public offering of common stock, net of underwriting discounts	—	347,971	—
Direct costs of initial public offering	(346)	(3,749)	—
Proceeds from issuance of preferred stock	—	170,000	—
Costs related to issuance of preferred stock	—	(6,902)	—
Proceeds from issuance of capital stock under employee stock plan	15,641	—	—
Excess tax benefit associated with exercise of stock options	6,238	—	—
Direct costs of offering for purchase of COMEX electronic trading rights	—	(541)	—
(Decrease) increase in obligation to return collateral under securities lending program	(1,699,731)	232,694	2,314,618
Principal payments under long-term debt agreements	(2,817)	(2,817)	(2,817)
Dividends paid	(127,469)	(288,600)	(88,700)

Net cash (used in) provided by financing activities	(1,808,484)	448,056	2,223,101

Net (decrease) increase in cash and cash equivalents	(15,335)	(17,033)	32,580
Cash and cash equivalents, beginning of period	18,631	35,664	3,084

Cash and cash equivalents, end of period	$3,296	$18,631	$35,664

See accompanying notes to the audited consolidated financial statements.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS

Nature of Business

NYMEX Holdings, Inc. (“NYMEX Holdings”) was incorporated in 2000 as a stock corporation in Delaware, and is the successor to the New York Mercantile Exchange. On November 22, 2006, NYMEX Holdings completed an initial public offering (“IPO”) of its common stock which is listed on the New York Stock Exchange under the symbol “NMX.” The two principal operating subsidiaries of NYMEX Holdings are New York Mercantile Exchange, Inc. (“NYMEX Exchange” or “NYMEX Division”) and Commodity Exchange, Inc. (“COMEX” or “COMEX Division”), which is a wholly-owned subsidiary of NYMEX Exchange. Where appropriate, each division will be discussed separately, and collectively will be referred to as the “Exchange.” NYMEX Holdings and its subsidiaries are collectively referred to as the “Company.”

The Company exists principally to provide facilities to buy, sell and clear energy, precious and base metals, and soft commodities for future delivery under rules intended to protect the interests of market participants. The Company itself does not own commodities, trade for its own account, or otherwise engage in market activities. The Company provides the physical facilities necessary to conduct an open outcry auction market, electronic trading systems, systems for the matching and clearing of trades executed on the Exchange, and systems for the clearing of certain bilateral trades executed off-exchange in the over-the-counter (“OTC”) market. These services facilitate price discovery, hedging and liquidity in the energy and metals markets. The liquidity that the Exchange and other centralized markets offer is achieved in large part because the traded contracts have standardized terms and the Company’s clearinghouse mitigates counterparty performance risk. Transactions executed on the Exchange mitigate the risk of counter-party default because the Company’s clearinghouse acts as the counter-party to every trade. To manage the risk of financial nonperformance, the Exchange requires members to post margin. Trading on the Exchange is regulated by the Commodity Futures Trading Commission.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts of NYMEX Holdings and its wholly-owned subsidiaries and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All significant intercompany transactions and balances are eliminated in consolidation. The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control. The Company follows the equity method of accounting for joint ventures and investments in associated companies in which it holds between 20% and 50% of the voting rights and/or has significant influence. The Company’s equity in the net income and losses of these investments is reported in losses from unconsolidated investments in the accompanying consolidated statements of income. The Company also evaluates its investments in all entities under Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities an interpretation of ARB No. 51 (“FIN No. 46R”) to determine if it has primary beneficial interests in any entities deemed to be variable interest entities (“VIEs”). As of December 31, 2007, the Company was not a beneficiary in a VIE. The accompanying consolidated financial statements reflect all adjustments which are, in the opinion of the Company’s management, necessary for a fair statement of the results for the periods presented.

At December 31, 2007, the Company began classifying the net change in its marketable securities portfolio as an operating activity in the consolidated statements of cash flows, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 102, Statement of Cash Flows — Exemption of Certain Enterprises and Classification of Cash flows from Certain Securities Acquired for Resale — an amendment of FASB Statement No. 95 . Previously, the net change in marketable securities was classified as an investing activity. Accordingly, the consolidated statements of cash flows have been revised, resulting in a decrease to net cash from operating activities of $384.6 million and an increase to net cash from operating activities of $44.5 million for the years ended December 31, 2006 and 2005, respectively, with an equal and offsetting adjustment to net cash from investing activities in the same years. In addition to quantitative factors, the Company considered qualitative factors in its analysis as to whether these revisions were material to the consolidated financial statements taken as a whole. Based on its analysis, the Company concluded that the revisions made to the consolidated statements of cash flows represented immaterial corrections.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments , requires disclosure of the fair value of financial instruments at the balance sheet date. The carrying values of the Company’s assets approximate their fair values and, where applicable, are based on current market prices. The carrying values of the Company’s liabilities approximate their fair values except for the fair value of the Company’s notes payable, which are based upon their future cash flows for principal and interest payments, discounted at prevailing interest rates for securities of similar terms and maturities.

Use of Estimates

The preparation of the accompanying consolidated financial statements and related notes in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting period, and the disclosure of contingent liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents

Investments in money market funds and highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company maintains substantially all of its cash balances with major financial institutions.

Marketable Securities

Management determines the appropriate classification of debt and equity securities at the time of purchase and re-evaluates such classification at each balance sheet date. Marketable securities carried at fair value are classified as trading securities and primarily represent investments in high-grade, tax-exempt municipal bonds, direct obligations of the U.S. government and its agencies and money market mutual funds. Trading securities are carried at fair value based on quoted market prices. Realized and unrealized gains and losses are recorded in investment income on the consolidated statements of income. The investments associated with the Company’s securities lending program (see Note 5) are reported at fair value as available-for-sale securities, with unrealized gains and losses reported in accumulated other comprehensive income, net of taxes on the consolidated balance sheets. Any unrealized losses on investments which reflect a decline in value that is other-than-temporary are charged to income. Realized gains and losses from the sales of marketable securities are determined on a specific identification basis.

Long-Lived Assets

The Company reviews long-lived assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets . The Company periodically evaluates the net realizable value of long-lived assets, including property, plant and equipment and amortizable intangible assets, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. When indicators of impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. An impairment in the carrying value of an asset is recognized whenever anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization expense is provided utilizing the straight-line method over the estimated useful lives of the assets or lease terms, whichever is shorter.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the years over which significant assets are generally depreciated or amortized:

Building and improvements	20 to 60 years
Information system equipment	3 to 7 years
Furniture, fixtures, office machinery and other	3 to 10 years
Internally developed software costs	3 to 5 years
Leasehold improvements	10 to 20 years

Where different depreciation methods or lives are used for tax purposes, deferred income taxes are recorded. The Company capitalizes purchases of software and costs associated with internally developed software in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments which significantly extend the useful lives of existing property and equipment are capitalized and depreciated.

Goodwill and Indefinite-Lived Intangible Asset

The Company accounts for goodwill and indefinite-lived intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 142 requires that goodwill and indefinite-lived intangible assets, which are non-amortizable, be assessed annually for impairment.

Goodwill is assigned to specific reporting units and is reviewed for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that a reporting unit’s carrying amount is greater than its fair value. Inherent in the Company’s fair value determinations are certain judgments and estimates relating to future cash flows, current economic and market conditions, and to the Company’s strategic operational plans. To the extent significant changes occur in key assumptions, it is possible that goodwill not currently impaired may become impaired in the future. During the fourth quarter of 2007, the Company assessed its goodwill and determined that there was no impairment.

Indefinite-lived intangible assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The impairment test consists only of a comparison of the carrying amount of the asset with its fair value, with an impairment loss recognized if the carrying amount is greater than fair value. During the fourth quarter of 2007, the Company assessed its indefinite-lived intangible asset and determined that there was no impairment.

Revenue Recognition

Clearing and Transaction Fees

The largest sources of the Company’s operating revenues are clearing and transaction fees. These fees are recognized as revenue in the same period that trades are executed and/or cleared on the Company’s divisions. Clearing and transaction fees receivable are monies due from clearing member firms. Exposure to losses on receivables is principally dependent on each member firm’s financial condition. Seats owned by NYMEX Division and COMEX Division members collateralize fees owed to the Company. At December 31, 2007 and 2006, no clearing and transaction fees receivable balance was greater than the member’s seat value. The Company retains the right to liquidate a member’s seat in order to satisfy its receivable. Management does not believe that a concentration of credit risk exists from these receivables.

Market Data Fees

The Company provides real-time and delayed market data information to subscribers relating to prices of futures and options contracts traded and cleared on the Exchange. As is common business practice in the industry, fees are remitted to the Company by market data vendors on behalf of subscribers. Revenues are accrued for the current month based on the most recent month reported by the vendors.

Other

Other revenues consist of rental income from tenants leasing space in the Company’s headquarters building, compliance fines assessed for violation of trading rules and procedures, fees charged to members for the use of telephone equipment and trading booths provided by the Company and other miscellaneous revenues. In addition, the prior year periods included fees charged

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for access to the NYMEX ACCESS® electronic trading system. Other revenues are recognized on an accrual basis in the period during which the Company derives economic value, with the exception of compliance fines, which are recognized on a cash basis due to the fact that collectibility is not reasonably assured.

Share-Based Compensation

The Company recognizes compensation costs related to share-based employee awards in accordance with SFAS No. 123 (Revised ), Share Based Payment (“SFAS No. 123R”). Such costs are recognized over the period that an employee provides services in exchange for the award. The fair value of each option award was estimated on the date of grant using the Black-Scholes option pricing model.

SFAS No. 123R additionally requires companies to estimate forfeiture rates at the time of grant and to revise these estimates in subsequent periods if actual forfeiture rates differ from those estimates. The Company applied the forfeiture rate to the unvested portion of the option valuation and performed a true up for the actual forfeited amount of the valuation as of year end.

Marketing Costs

Marketing costs include costs incurred for producing and communicating advertising and other marketing activities. These costs are expensed when incurred.

Postretirement and Postemployment Benefits other than Pensions

The Company provides certain postretirement benefits to its employees, which are accounted for in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits other than Pensions , which requires the Company to accrue the estimated cost of retiree benefit payments other than pensions during the employees’ active service lives. Such benefits consist principally of health care benefits. In addition, the Company offers various postemployment benefits to employees after employment but before retirement. These benefits are accounted for in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits, which requires the Company to accrue the estimated cost of future postemployment benefits, which are funded on a pay-as-you-go basis. Postemployment benefits include both short-term disability, income benefits and long-term disability-related health benefits.

As of December 31, 2006, the Company adopted both the recognition and measurement provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS No. 158”). SFAS No. 158 requires that the full funding status of defined benefit pension and other postretirement plans be recognized on the balance sheet as an asset for overfunded plans or as a liability for underfunded plans. In addition, SFAS No. 158 calls for recognition in other comprehensive income of gains or losses and prior service costs or credits that are not yet included as components of periodic benefit expense. Finally, SFAS No. 158 requires that the measurement of defined benefit plan assets and obligations be as of the balance sheet date.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). SFAS No. 109 requires that deferred taxes be established based upon the temporary differences between financial statement and income tax bases of assets and liabilities using the enacted statutory rates. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset may not be realized.

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if applicable, related to uncertain tax positions as a component of provision for income taxes in the accompanying consolidated statements of income. The adoption of FIN No. 48 did not have an impact on the Company’s consolidated financial statements.

Earnings per Share

Earnings per share (“EPS”) is computed in accordance with SFAS No. 128, Earnings per Share . Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding. Diluted EPS is computed using the same method as basic EPS,

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

but includes the effect of all dilutive potential common shares that were outstanding during the period, such as unexercised stock options and unvested shares of restricted stock, calculated using the treasury stock method. When applying the treasury stock method, the Company adds: (i) the assumed proceeds from stock option exercises; (ii) the tax benefit that would have been credited to additional paid-in capital assuming exercise of non-qualified stock options and vesting of shares of restricted stock; and (iii) the average unamortized expense related to unvested shares of stock options and restricted stock. This sum is then divided by the average stock price of the Company to calculate the number of shares assumed to be repurchased. The excess of the number of shares issuable over the number of shares assumed to be repurchased is added to basic weighted average common shares to calculate diluted EPS.

Recent Accounting Pronouncements and Changes, Not Yet Adopted

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. SFAS No. 157 will be effective for the Company’s fiscal year 2008. The Company is currently evaluating the potential effects of the adoption of SFAS No. 157 on its consolidated results of operations and financial position.

In February 2007, the FASB released SFAS No. 159, Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”), which permits entities the option to measure many financial instruments at fair value. SFAS No. 159 will be effective for the Company’s fiscal year 2008. The Company is currently evaluating the potential effects of the adoption of SFAS No. 159 on its consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS No. 141R”), which amends SFAS No. 141, and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for the Company’s fiscal year 2009 and is to be applied prospectively. The Company is evaluating the potential effects of the adoption of SFAS No. 141R on its consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS No. 160”), which establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company is evaluating the potential effects of the adoption of SFAS No. 160 on its consolidated results of operations and financial position.

NOTE 3. STOCK PURCHASE AGREEMENT

NYMEX Holdings is the parent company of, and holds the sole outstanding Class B membership in, NYMEX Exchange. The Class B membership in NYMEX Exchange holds all voting and economic rights in NYMEX Exchange, except for the open outcry trading protections granted to the owners of Class A memberships in NYMEX Exchange. Class A memberships in NYMEX Exchange are trading rights but are not entitled to any voting or economic rights in NYMEX Exchange, except for the open outcry trading protections granted to the owners of Class A memberships in NYMEX Exchange.

On March 14, 2006, pursuant to the terms and conditions of a stock purchase agreement (the “Stock Purchase Agreement”), the Company issued and sold an aggregate of 8,160,000 shares of its newly-created Series A Cumulative Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), for an aggregate purchase price of $160 million in cash and an additional $10 million which was paid on the closing date of the Company’s initial public offering. The Preferred Stock represented 10% of NYMEX Holdings’ outstanding capital stock immediately following its issuance.

All of the trading rights remained with the owners of Class A memberships in NYMEX Exchange. Prior to the Stock Purchase Agreement, the common stock of NYMEX Holdings and the corresponding Class A membership interest in NYMEX Exchange were “stapled” together and, therefore, were only permitted to be transferred jointly. Upon consummation of the Stock Purchase Agreement, the common stock of NYMEX Holdings was “de-stapled” from the Class A membership interests in NYMEX Exchange.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There were originally 816 shares of NYMEX Holdings common stock issued and outstanding. Immediately prior to the Stock Purchase Agreement, the 816 shares were automatically converted into the right to receive 90,000 shares of the common stock of NYMEX Holdings. The 90,000 shares were comprised of 30,000 shares of Series

A-1 Common Stock; 30,000 shares of Series A-2 Common Stock; and 30,000 shares of Series A-3 Common Stock. Total authorized shares of common stock upon consummation of the Stock Purchase Agreement were 81,600,000 shares which consisted of the 73,440,000 issued shares of Series A-1, Series A-2 and Series A-3 Common Stock and 8,160,000 shares reserved for issuance upon conversion of the Preferred Stock. Upon conversion, which occurred in connection with the IPO, the Preferred Stock was no longer outstanding or available for issuance.

The shares of Series A-1, Series A-2 and Series A-3 Common Stock were not transferable after the IPO during Restricted Periods. These restrictions are similar to customary underwriter lock-ups in initial public offerings. The term “Restricted Period” means each of the periods commencing on the date the Company’s registration statement, as filed on Form S-1 with the SEC, became effective (November 16, 2006) and ending:

(i)	with respect to Series A-1 Common Stock, 180 days thereafter;

(ii)	with respect to Series A-2 Common Stock, 360 days thereafter; and

(iii)	with respect to Series A-3 Common Stock, 540 days thereafter.

None of the Series A-1, Series A-2, or Series A-3 Common Stock will be subject to restrictions on transfer as of the 540th day after November 16, 2006. Immediately following the expiration of the relevant Restricted Period, the applicable shares of common stock will automatically convert, without any action by the holder, into the same number of shares of common stock which do not have transfer restrictions.

NOTE 4. GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSET

In 1994, NYMEX Division acquired the equity interests, but not the trading rights and protections, of the owners of COMEX Division memberships. As part of the agreement for this acquisition, a $10 million payment was made to the owners of COMEX Division memberships upon the Company’s successful completion of its IPO. This payment was considered additional consideration to the original purchase price of the COMEX equity interests and, therefore, was recorded as additional goodwill on the Company’s consolidated balance sheets. The changes in the carrying amount of goodwill were as follows (in thousands):

	Year Ended December 31,
	2007	2006
Balance at beginning of the year	$26,329	$16,329
Additional consideration paid to owners of COMEX Division memberships	—	10,000

Balance at end of the year	$26,329	$26,329

The Company’s goodwill balance at December 31, 2007 and 2006 was comprised of $10.7 million and $15.6 million related to the Open Outcry and Electronic Trading and Clearing segments, respectively.

On November 20, 2006, the owners of COMEX Division memberships voted on and approved an agreement with the Company in which their trading rights and protections were terminated in exchange for certain new trading rights and protections. In addition, each of the 772 owners of COMEX Division memberships received 8,400 shares of the Company’s common stock for a total consideration of 6,484,800 shares. The value assigned to the acquired trading rights was based on a measurement date of September 20, 2006, the date this agreement was entered into. The average price of the Company’s common stock for the two days before and after the measurement date was used to value the trading rights at approximately $280.8 million. Included in the value are direct costs the Company incurred in preparing and negotiating this agreement. The Company considered the guidance set forth in SFAS No. 142 in determining that the acquired trading rights have an indefinite useful life.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5. SECURITIES LENDING

The Company entered into an agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”) to participate in a securities lending program. Under this program, JPMorgan, as agent, lends on an overnight basis a portion of the clearing members’ securities on deposit in the Company’s margin deposits and guaranty fund to third parties in return for cash collateral. JPMorgan, in turn, invests the cash collateral in various investments on behalf of the Company in accordance with the program’s investment guidelines. The Company receives the benefits, and bears the risks, of such investments. Interest expense is paid to the third party for the cash collateral the Company controlled during the transaction, and a fee is paid to JPMorgan for administrating the transaction. Interest income and interest expense, as well as the fee paid to JPMorgan, are reported in the non-operating income and expenses section on the Company’s consolidated statements of income. Interest income, interest expense and the JPMorgan fees recognized under the securities lending program were $91.9 million, $87.2 million and $1.0 million, respectively in 2007, $130.2 million, $126.3 million and $1.0 million, respectively in 2006, and $68.8 million, $65.2 million and $0.9 million, respectively in 2005.

At December 31, 2007, the fair value of the invested collateral was $842.4 million, comprised of $841.8 million in corporate debt securities and $0.6 million in other debt securities. The cost of the corporate debt securities was $846.9 million, resulting in a gross unrealized loss of $5.1 million at December 31, 2007. The fair value of the other debt securities at December 31, 2007 approximated its cost. The unrealized losses on the corporate debt securities were due to significant deterioration in the credit markets. The Company does not believe that these unrealized losses are other-than-temporary and, as such, are recorded in accumulated other comprehensive income, net of taxes on the consolidated balance sheets.

At December 31, 2006, the fair value of the invested collateral approximated its carrying value of $2,547.3 million, which was comprised of $1,677.2 million in corporate debt securities and $870.1 in other debt securities.

At December 31, 2007, the fair value and cost of corporate debt securities with contractual maturities of one year or less was $287.6 million and $288.2 million, respectively. The fair value and amortized cost of corporate debt securities with contractual maturities of more than one year was $554.2 million and $558.7 million, respectively. At December 31, 2007, corporate debt securities in an unrealized loss position for one year or less had a fair value of $791.1 million and an unrealized loss of $5.0 million. Corporate debt securities in an unrealized loss position for more than one year had a fair value of $50.7 million and an unrealized loss of $0.1 million.

At December 31, 2006, the fair value of corporate debt securities with contractual maturities of one year or less was $1,322.3 million, which approximated its cost. The fair value of corporate debt securities with contractual maturities of more than one year was $354.9 million, which approximated cost.

Proceeds from the sales of debt securities in this program were $649.2 million and $140.0 million in 2007 and 2006, respectively. Realized losses in 2007, resulting from the voluntary sales of debt securities made in connection with the reduction of this program, were $1.8 million. Realized gains in 2007 and 2006 were nominal. There were no sales during 2005. The change in the net unrealized gain or loss on these available-for-sale securities was not significant for any of the years presented.

NOTE 6. ALLOWANCE FOR DOUBTFUL ACCOUNTS AND CREDITS

Clearing and transaction fees receivable are carried net of allowances for member credits, which are based on expected billing adjustments. Allowances for member credits were $1.0 million and $0.5 million at December 31, 2007 and 2006, respectively. The Company believes the allowances are adequate to cover member credits. The Company also believes the likelihood of incurring material losses due to non-collectibility is remote and, therefore, no allowance for doubtful accounts is necessary.

An allowance for doubtful accounts was established for market data accounts receivable to cover potential non-collectible vendor receivables as well as future adjustments by the market data vendor customers. This allowance was $404,000 and $147,000 at December 31, 2007 and 2006, respectively, which the Company believes is sufficient to cover potential bad debts and subsequent credits. Accounts receivable for market data revenues, net of the allowance, totaled $10.1 million and $5.5 million at December 31, 2007 and 2006, respectively, and are included in other current assets on the Company’s consolidated balance sheets.

The Company has established a reserve for non-collectible receivables of other revenues in the amount of $624,000 and $552,000 at December 31, 2007 and December 31, 2006, respectively, and believes the amount is sufficient to cover potential bad debts and subsequent credits. Accounts receivable for other revenues, net of the allowance, totaled $226,000 and $197,000 at December 31, 2007 and 2006, respectively, and are included in other current assets on the Company’s consolidated balance sheets.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7. MARGIN DEPOSITS AND GUARANTY FUNDS

The Company is required, under the Commodity Exchange Act (“CEA”), to maintain separate accounts for cash and securities that are deposited by clearing members, at banks approved by the Company, as margin for house and customer accounts. These margin deposits are used by members to meet their obligations to the Company for margin requirements on open futures and options positions, as well as delivery obligations.

Each clearing member firm is required to maintain a security deposit, in the form of cash or U.S. Treasury securities with a maturity of ten years or less or shares of certain approved money market mutual funds, of a minimum of $2.5 million in a fund known as a guaranty fund (the “Guaranty Fund”). The Guaranty Fund may be used for any loss sustained by the Company as a result of the failure of a clearing member to discharge its obligations on the NYMEX Division or COMEX Division. Although there is one Guaranty Fund for both divisions, separate contribution amounts are calculated for each division.

Every member and non-member executing transactions on the Company’s divisions must be guaranteed by a clearing member and clear their transactions through the Company’s clearinghouse. This requirement also applies to transactions conducted outside of the Exchange which clear through NYMEX ClearPort ® Clearing. Clearing members of the NYMEX Division and COMEX Division require their customers to maintain deposits in accordance with Company margin requirements. Margin deposits and guaranty funds are posted by clearing members with the Company’s clearinghouse. In the event of a clearing member default, the Company satisfies the clearing member’s obligations on the underlying contract by drawing on the defaulting clearing member’s guaranty funds. If those resources are insufficient, the Company may fund the obligations from its own financial resources or draw on guaranty funds posted by non-defaulting clearing members. The Company also maintains a $115 million default insurance policy. This insurance coverage is available to protect the Company and clearing members in the event that a default in excess of $250 million occurs.

The Company is entitled to earn interest on cash balances posted as margin deposits and guaranty funds. Such balances are included in the Company’s consolidated balance sheets, and are generally invested overnight in securities purchased under agreements to resell.

The following table sets forth margin deposits and guaranty fund balances held by the Company on behalf of clearing members at December 31, 2007 and 2006 (in thousands):

	December 31, 2007			December 31, 2006
	Margin Deposits	Guaranty Funds	Total Funds	Margin Deposits	Guaranty Funds	Total Funds
Cash and securities earning interest for NYMEX Holdings
Cash	$616	$14,042	$14,658	$10,010	$42	$10,052
Securities purchased under agreements to resell	155,534	—	155,534	7,000	—	7,000

Total cash and securities	156,150	14,042	170,192	17,010	42	17,052

Cash and securities earning interest for members
Money market funds	6,896,885	110,275	7,007,160	5,788,910	71,036	5,859,946
U.S. Treasuries	12,193,040	174,988	12,368,028	9,692,639	171,061	9,863,700
Letters of credit	2,892,326	—	2,892,326	2,571,918	—	2,571,918

Total cash and securities	21,982,251	285,263	22,267,514	18,053,467	242,097	18,295,564

Total funds	$22,138,401	$299,305	$22,437,706	$18,070,477	$242,139	$18,312,616

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	December 31,
	2007	2006
	(in thousands)
Buildings and improvements	$186,635	$186,405
Information systems equipment	27,608	23,441
Office furniture, fixtures, machinery and equipment	33,701	31,193
Internally developed software	1,310	1,310
Leasehold improvements	15,099	15,088
Construction in progress	1,672	310

	266,025	257,747
Less: accumulated depreciation and amortization	(89,554)	(74,554)

	$176,471	$183,193

Depreciation and amortization expense for the years ended December 31, 2007, 2006 and 2005 was approximately $13.8 million, $15.2 million and $15.2 million, respectively. Depreciation and amortization expense is recorded net of amortization of the deferred credit, related to the grant for the building, of $2.1 million for each year (see Note 17). Amortization of leasehold improvements is included in depreciation and amortization expense on the consolidated statements of income.

The Company, in the normal course of business, records charges for the impairment and disposal of assets which it determines to be obsolete. Asset impairment and disposal losses for the years ended December 31, 2007, 2006 and 2005 were $0.1 million, $1.2 million and $0.6 million, respectively, and are reported in other expenses on the consolidated statements of income.

NOTE 9. LONG-TERM INVESTMENTS

Long-term investments are comprised principally of the Company’s investments in DME Holdings, Montréal Exchange, Optionable and IMAREX as described below:

In June 2005, the Company and Tatweer Dubai LLC (“Tatweer”), a subsidiary of Dubai Holding LLC, entered into a joint venture to develop the Middle East’s first energy futures exchange. As part of this venture, DME Holdings Limited (“DME Holdings”) was incorporated as a limited company under the laws of Bermuda. DME Holdings is the indirect owner of Dubai Mercantile Exchange Limited (the “DME”), a limited liability company formed under the laws of the Dubai International Financial Centre (“DIFC”), a financial free zone designed to promote financial services within the United Arab Emirates. On June 1, 2007, DME commenced offering sour crude and fuel oil products for trading. DME is regulated by the Dubai Financial Services Authority, a regulatory body established within the DIFC. The Company is required to contribute capital to the joint venture in an aggregate amount of $9.8 million over a five-year period, contingent upon the DME’s achievement of certain agreed upon performance targets.

In May 2007, DME Holdings entered into a Shareholders Agreement with the Oman Investment Fund to ultimately sell a 31.58% equity interest in DME Holdings. In conjunction with this agreement, the Company and Tatweer loaned $13.7 million each to DME Holdings in order to meet the financial resource requirements of the regulatory authorities. Upon the consummation of the restructuring of the investment pursuant to the Shareholders Agreement, the Company will ultimately own a 32.5% economic interest and a 34.21% voting interest in DME Holdings; the DME has begun implementing a plan to provide equity participation to market makers and other market participants which may result in further dilution of the Company’s economic interest. Upon consummation of the Shareholders Agreement, the Company reevaluated its investment in DME under FIN No. 46R and determined that DME was no longer a VIE as it meets the business scope exception. For the years ended December 31, 2007 and 2006, the Company incurred losses, attributable to its investment, of approximately $9.1 million and $3.2 million, respectively. These losses are recorded in losses from unconsolidated investments on the consolidated statements of income. As of December 31, 2007, DME repaid the Company approximately $6.0 million of the outstanding loan balance.

On March 13, 2007, the Company entered into a Private Placement Subscription Agreement with Bourse de Montréal, Inc., a Canadian corporation (“Montréal Exchange”) whereby the Company purchased approximately 3.1 million common shares of Montréal Exchange for approximately $78 million in cash. The shares purchased represented approximately 10% of the total outstanding shares of Montréal Exchange immediately after the execution of the Private Placement Subscription Agreement, which was consummated on March 23, 2007. The Company accounts for this investment under the cost method as it cannot exercise significant influence over the operating and financial policies of Montréal Exchange. Subsequently, on March 27, 2007, Montréal Exchange commenced trading on the Toronto

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Exchange under the symbol “MXX.” Following the public offering of the Montréal Exchange, the Company reports its investment in Montréal Exchange as available-for-sale in accordance with SFAS No. 115. At December 31, 2007, the fair value of the securities was approximately $123.5 million.

In April 2007, the Company entered into a Stock and Warrant Purchase Agreement with Optionable, Inc. (“Optionable”), an energy derivatives broker, whereby the Company purchased 19% of Optionable’s outstanding common shares on a fully diluted basis for approximately $28.9 million in cash. The warrant entitles the Company to purchase from Optionable common shares so as to increase the Company’s ownership to an amount not to exceed 40% of Optionable’s outstanding common shares on a fully diluted basis. The shares of Optionable are considered available-for-sale securities in accordance with SFAS No. 115. Following a precipitous fall in Optionable’s stock price during May 2007 due to the loss of a major customer and resignation of its chief executive officer, among other matters, the Company evaluated its investment in Optionable for other-than-temporary impairment. In evaluating this investment, the Company took into consideration the severity of the stock price decline, the expected period of time necessary for a recovery to occur and the Company’s ability to retain its investment during the period anticipated for recovery in fair value, if any. In analyzing Optionable’s financial condition and following the guidance in SFAS No. 115 and EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments , the Company determined the impairment in its Optionable investment as other-than-temporary and recorded a pre-tax charge of approximately $26 million in June 2007. This charge is recorded in losses from unconsolidated investments on the Company’s consolidated statements of income. At December 31, 2007, the fair value of the securities was approximately $0.9 million.

In November 2007, the Company acquired approximately 15% of IMAREX ASA (“IMAREX”) for $52 million in cash. Subsequent acquisitions of IMAREX shares, for $2 million in cash, brought the Company’s total ownership to approximately 16% at December 31, 2007. IMAREX, headquartered in Oslo, Norway, operates a hybrid model of electronic trading and voice brokerage and offers research, transaction and settlement services for financial derivatives based on oceangoing freight, airborne emissions, farmed salmon, electric power and heavy fuel oil. The shares of IMAREX are reported as available-for-sale securities in accordance with SFAS No. 115. At December 31, 2007, the fair value of the securities was approximately $51.4 million. In February 2008, the Company participated in a private placement of shares newly issued by IMAREX (in connection with IMAREX’s acquisition of Spectron Group plc) for approximately $11 million in cash, following which (and as of the date of this Report) the Company’s ownership in IMAREX has increased to approximately 18%.

NOTE 10. LONG-TERM DEBT

The Company issued long-term debt totaling $100 million during 1996 and 1997 to provide completion financing for the Company’s trading facility and headquarters. This issue contained three series, each with different maturities, interest rates, and repayment schedules. Series A notes require annual principal repayments from 2001 to 2010, and a final payment of principal in 2011. Series B notes require annual principal repayments from 2011 to 2020, and a final payment of principal in 2021. Series C notes require annual principal repayments from 2022 to 2025, and a final payment of principal in 2026. The notes represent senior unsecured obligations of the Company and are not secured by the facility, the Company’s interest therein, or any other collateral. The notes are subject to a prepayment penalty in the event they are paid off prior to their scheduled maturities. The Company believes that any economic benefit derived from early redemption of these notes would be offset by the redemption penalty. These notes place certain limitations on the Company’s ability to incur additional indebtedness.

	December 31,
	2007	2006
	(in thousands)
Private placement notes
7.48%, Senior Notes, Series A, due 2011	$11,281	$14,098
7.75%, Senior Notes, Series B, due 2021	54,000	54,000
7.84%, Senior Notes, Series C, due 2026	15,000	15,000

	80,281	83,098
Less current maturities	(2,817)	(2,817)

Total long-term debt	$77,464	$80,281

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Notes payable that become due during the next five years and thereafter are as follows (in thousands):

2008	$2,817
2009	2,817
2010	2,817
2011	7,739
2012	4,909
Thereafter	59,182

$80,281

At December 31, 2007, the fair value of the notes was approximately $94.8 million.

NOTE 11. COMMON STOCK

At December 31, 2007, the composition of common stock was as follows:

	Authorized¹	Issued	Outstanding²
Common Stock[3]	101,984,800	22,053,642	22,046,189
Series A-1 Common Stock	24,480,000	19,806,000	19,806,000
Series A-2 Common Stock	24,480,000	23,310,000	23,310,000
Series A-3 Common Stock	24,480,000	23,411,000	23,411,000
Series B-1 Common Stock	2,161,600	1,974,000	1,974,000
Series B-2 Common Stock	2,161,600	2,099,300	2,099,300
Series B-3 Common Stock	2,161,600	2,115,400	1,325,800

	181,909,600	94,769,342	93,972,289

1	Common stock authorized consists of: (i) 73,440,000 shares reserved for issuance upon conversion of the Series A-1, Series A-2 and Series A-3 Common Stock; (ii) 8,160,000 shares authorized and issued for the conversion of the Preferred Stock; (iii) 4,300,000 shares reserved for issuance under the Company’s 2006 Long-Term Incentive Plan; (iv) 9,600,000 shares authorized in connection with the IPO of which 6,365,000 were issued; and (v) 6,484,800 shares reserved for issuance upon conversion of the Series B-1, Series B-2 and Series B-3 Common Stock.
2	Series B-1, Series B-2 and Series B-3 Common Stock were issued as consideration for the trading rights the Company acquired from the owners of COMEX Division memberships (see Note 4). In accordance with the terms of the agreement, each of the 772 owners of COMEX Division memberships was to receive 8,400 shares of the Company’s common stock (2,800 Series B-1, 2,800 Series B-2 and 2,800 Series B-3 shares) and was able to individually elect the timing of the receipt of those shares. The election choices included the receipt of: (i) all shares on the date the agreement was consummated (November 20, 2006); (ii) all shares on January 2, 2007; or (iii) in one-third increments on the 180 th , 360 th and 540 th day following the date the Company’s registration statement as filed on Form S-1 with the SEC became effective (November 16, 2006). As a result of the election by the 772 owners of COMEX Division memberships, 204 elected to receive their shares, totaling 1,713,600 shares, on November 20, 2006; 286 elected to receive their shares, totaling 2,402,400 shares, on January 2, 2007; and 282 elected to receive their shares, totaling 2,368,800 shares, in one-third increments. The Series B-1, Series B-2 and Series B-3 Common Stock are subject to the same Restricted Period as the Series A-1, Series A-2 and Series A-3 Common Stock (see Note 3) commencing on the date the Company’s registration statement as filed on Form S-1 with the SEC became effective (November 16, 2006) and ending:

(i)	with respect to Series B-1 Common Stock, 180 days thereafter;

(ii)	with respect to Series B-2 Common Stock, 360 days thereafter; and

(iii)	with respect to Series B-3 Common Stock, 540 days thereafter.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Upon the expiration of the respective transfer restrictions, each of Series B-1, Series B-2 and Series B-3 Common Stock will convert into shares of NYMEX common stock free of transfer restrictions and the shares of Series B-1, Series B-2 and Series B-3 Common Stock will automatically be retired.

3	The difference between the Common Stock issued and outstanding represents stock awards that have vested to non-employee directors of the Company’s board, which were granted under the 2006 Long-Term Incentive Plan. In accordance with each non-employee director’s award, shares that are vested are unable to be sold until six months after the director is no longer serving on the board, therefore, the vested shares are considered to be issued but not outstanding.

NOTE 12. EARNINGS PER SHARE

The calculation of earnings per common share for the years ended December 31, 2007, 2006 and 2005 is as follows (in thousands, except for share data):

	Years Ended December 31,
	2007	2006	2005
Net income	$224,039	$154,801	$71,128

Weighted average common shares outstanding:
Basic	94,489,000	67,017,000	816
Effect of stock options	297,000	—	—
Effect of restricted stock units	70,000	—	—

Diluted	94,856,000	67,017,000	816

Earnings per Share:
Basic	$2.37	$2.31	$87,167
Diluted	$2.36	$2.31	$87,167

Proforma weighted average common shares outstanding and earnings per share retroactively adjusted to reflect the 90,000-for-1 recapitalization on March 14, 2006 (Unaudited):

Net income	$224,039	$154,801	$71,128

Weighted average common shares outstanding:
Basic	94,489,000	81,504,000	73,440,000
Effect of stock options	297,000	—	—
Effect of restricted stock units	70,000	—	—

Diluted	94,856,000	81,504,000	73,440,000

Earnings per Share:
Basic	$2.37	$1.90	$0.97
Diluted	$2.36	$1.90	$0.97

The diluted EPS computation for the year ended December 31, 2006 excludes the effect of approximately 1.5 million stock options and restricted stock units because they were determined to be anti-dilutive and, therefore, diluted EPS is the same as basic EPS.

NOTE 13. DIRECT TRANSACTION COSTS

The Company incurs various costs to support its trading floor and clearinghouse. These costs include fees paid to third-party brokers for submitting individually negotiated off-exchange trades to the Exchange for the clearing of specified products. These costs also include service fees paid to the Chicago Mercantile Exchange Inc. (“CME”) (as described in the following paragraph), license and royalty fees paid to third-party vendors for the use of their settlement prices, and trading floor supplies needed for the Company’s open outcry venue.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 2006, NYMEX Exchange entered into a definitive technology services agreement (the “CME Agreement”) with CME, a wholly-owned subsidiary of Chicago Mercantile Exchange Holdings Inc., to become the exclusive electronic trading service provider for NYMEX’s energy futures and options contracts and for metals products listed on its COMEX Division. The CME Agreement has a ten-year term from the launch date with rolling three-year extensions unless, among other reasons, (i) either party elects not to renew the CME Agreement upon written notice prior to the beginning of the applicable renewal term, or (ii) either party elects to terminate the CME Agreement between the fifth and the sixth year anniversary of the first launch date upon written notice and payment of a termination fee. Pursuant to the CME Agreement, NYMEX Exchange will pay to CME a minimum annual payment or per trade fees based on average daily volume, whichever is greater. In addition, pursuant to the CME Agreement, if the Company acquires or merges with an entity, that at the time of such acquisition or merger, operates a trading execution system for futures or futures options products (or off-exchange look-alike versions of such products), electronic trading of such products shall be transitioned to CME Globex electronic trading platform (“CME Globex”) within two years.

Initial trading of NYMEX products under this agreement began in June 2006. Side-by-side electronic trading during regular trading hours began in early September 2006, followed by the launch of COMEX metals products in early December 2006. For the year ended December 31, 2007 and 2006, the Company incurred fees of $56.2 million and $14.8 million, respectively, under the terms of the CME Agreement, which are included in direct transaction costs on the consolidated statements of income.

NOTE 14. SHARE-BASED COMPENSATION

At December 31, 2007, the Company has only one share-based compensation plan. The Company’s 2006 Omnibus Long-Term Incentive Plan (the “2006 LTIP”) was approved by its board of directors on July 13, 2006 and by its stockholders on October 12, 2006. The 2006 LTIP provides for the granting of incentive stock options, non-qualified stock options (“NQSOs”), restricted stock, and restricted stock unit awards (“RSUs”) to employees and directors for up to 4.3 million shares of common stock. The Company believes that such awards better align the interest of its employees with those of its stockholders. The exercise price for all stock options is not less than 100% of the fair market value of the common stock on the date of grant. Notwithstanding the foregoing, the fair market value of a share of common stock for purposes of determining awards with a grant date as of the Company’s IPO was set in the final prospectus for IPO. No monetary payment is required as a condition of receiving a restricted stock or restricted stock unit award, since the consideration for the award shall be services actually rendered to the Company or for the Company’s benefit. All share-based compensation currently awarded vest over a varying period of up to four years from the date of grant. NQSOs currently awarded have a maximum term of 8 years.

The Company follows fair value accounting for share-based compensation as required under SFAS No. 123R. SFAS No. 123R requires recognition of compensation costs related to share-based payments over the period that an employee provides services in exchange for the award. The fair value of the NQSOs was estimated at the grant date based on the Black-Scholes option-pricing model using the following assumptions:

For the year ended December 31:	2007	2006
Risk-free interest rate	4.62%	4.62%
Expected volatility	34.27%	34.50%
Expected option life	4.5 years	4.5 years
Dividend yield	0.3%	None
Weighted-average grant-date fair value	$45.68	$21.28

The risk-free interest rate was based on the implied yields of U.S. Treasury Notes with a maturity equal to the NQSOs expected life at the time of grant. Expected volatility was based on the volatility of stock prices of companies within the same industry as the Company. The expected NQSOs life was determined based on various factors including employee turnover rate, the vesting period of the NQSOs and information received from third-party consultants.

Share-based compensation expense was approximately $10.1 million and $1.3 million for the year ended December 31, 2007 and 2006, respectively, and is recorded in salaries and employee benefits on the consolidated statements of income.

SFAS No. 123R additionally requires companies to estimate forfeiture rates at the time of grant and to revise these estimates in subsequent periods if actual forfeiture rates differ from those estimates. The Company applied the forfeiture rate to the unvested portion of the NQSOs valuation and performed a true-up for the actual forfeited amount of the valuation as of year end. As of December 31, 2007, the current forfeiture rate for the non-vested NQSOs and RSUs was 9.8% and 12.3%, respectively, as compared to 1.9% and 3.4%, respectively, at December 31, 2006.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the changes in NQSOs activities under the Company’s share-based compensation plan:

	Years Ended December 31,
	2007		2006
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
	(in thousands)		(in thousands)
Outstanding at the beginning of the period	1,334.5	$59.00	—	$—
Granted	58.5	130.60	1,338.5	59.00
Exercised	265.2	59.00	—	—
Forfeited or expired	61.0	60.76	4.0	59.00

Outstanding at the end of the period	1,066.8	$62.83	1,334.5	$59.00

Exercisable at the end of the period	59.10	59.00	—	—

The total intrinsic value of NQSOs exercised during the year ended December 31, 2007 was $16.9 million. NQSOs outstanding at December 31, 2007 had a weighted average remaining contractual life of 6.9 years and an aggregate intrinsic value of $79.6 million. NQSOs exercisable at December 31, 2007 had a weighted average remaining contractual life of 6.9 years and an aggregate intrinsic value of $4.4 million. The total fair value of NQSOs and RSUs vested for the year ended December 31, 2007 was $6.9 million and $3.4 million, respectively.

The following table summarizes the changes in RSUs under the Company’s share-based compensation plan:

	Years Ended December 31,
	2007		2006
	Shares	Weighted average Grant-Date FairValue	Shares	Weighted average Grant-Date FairValue
	(in thousands)		(in thousands)
Nonvested at the beginning of the period	198.7	$11,726.0	—	$—
Granted	10.5	1,316.3	199.3	11,761.4
Vested	54.4	3,399.3	—	—
Forfeited or expired	14.3	859.3	0.6	35.4

Nonvested at the end of the period	140.5	$8,783.7	198.7	$11,726.0

The Company recorded proceeds from the exercise of stock options as additions to common stock and paid-in capital. The excess tax benefit realized for the tax deduction from stock option exercises of $6.2 million was recorded as paid-in capital in 2007 and reflected on the consolidated statements of cash flows as excess tax benefit associated with the exercise of stock options, in accordance with the cash flow classification requirements of SFAS No. 123R. At December 31, 2007, there was $28.1 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. This cost is expected to be recognized over the future vesting period.

NOTE 15. MEMBERS’ RETIREMENT PLAN AND BENEFITS

The Company maintains a retirement and benefit plan under the COMEX Members’ Recognition and Retention Plan (“MRRP”). This plan provides benefits to certain members of the COMEX Division based on long-term membership, and participation is limited to individuals who were COMEX Division members prior to the Company’s acquisition of COMEX in 1994. No new participants were permitted into the plan after the date of the acquisition. The annual benefit payments are $12,500 ($2,000 for options members) for ten years for vested participants. Under the terms of the COMEX MRRP, the Company is required to fund the plan with a minimum annual contribution of $400,000 until it is fully funded. The Company funded the plan by $800,000 in each of the years ended December 31, 2007, 2006 and 2005. Based on continued funding of $800,000 per year, and certain actuarial assumptions, the Company expects the plan to be fully funded in 2019. The annual contribution may be reduced if actuarial assumptions indicate that full funding can be achieved without making the entire funding contributions indicated above. Corporate contributions are charged against current operations. All benefits to be paid under the COMEX MRRP shall be based upon reasonable actuarial assumptions which, in turn, are based upon the amounts that are available and are expected to be available to pay benefits, except that the benefits paid to any individual

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

will not exceed the amounts stated above. Quarterly distributions from the COMEX MRRP began in the second quarter of 2002. Subject to the foregoing, the board of directors of the Company reserves the right to amend or terminate the COMEX MRRP upon an affirmative vote of 60% of the eligible COMEX Division plan participants.

NOTE 16. RETIREMENT AND OTHER BENEFIT PLANS

The Company sponsors various defined contribution and postretirement plans to qualifying employees. The Company also provides postemployment benefits to eligible employees after employment but before retirement.

Savings Plan

The Company sponsors a defined contribution plan (the “401K Plan”) that incorporates a deferred salary arrangement under Section 401(k) of the Internal Revenue Code to all eligible domestic employees. The Company matches employee contributions up to a maximum of 3% of salary. In addition, the Company makes annual contributions ranging from 2% to 7% based upon tenure for each eligible 401K Plan member. The Company’s total contributions to the 401K Plan were $2.0 million for each of the years ended December 31, 2007, 2006 and 2005, respectively.

Deferred Compensation Plan

The Company has a nonqualified deferred compensation plan (the “Deferred Plan”) for key employees to permit them to defer receipt of current compensation. The Company may provide a matching and a regular year-end contribution to the Deferred Plan. Matching and year-end contribution percentages follow the same guidelines as the Company’s defined contribution plan. The Deferred Plan is not intended to be a qualified plan under the provisions of the Internal Revenue Code. It is intended to be unfunded and, therefore, all compensation deferred under the Deferred Plan is held by the Company and commingled with its general assets. The participating employees are general creditors of the Company with respect to these benefits. The Company has the right to amend, modify, or terminate the Deferred Plan at any time. At December 31, 2007 and 2006, deferred compensation amounted to $2.8 million and $2.4 million, respectively, and is included in accrued salaries and related liabilities on the consolidated balance sheets.

Postemployment Plan

The Company offers various postemployment benefits to employees after employment but before retirement. These benefits are paid in accordance with the Company’s established postemployment benefit practices and policies. Postemployment benefits include both short-term disability income benefits and long-term disability related health benefits. The Company accrues for these future postemployment benefits, which are funded on a pay-as-you-go basis. The Company’s postemployment benefits liabilities at December 31, 2007 and December 31, 2006 were $0.8 million and $0.5 million, respectively.

Postretirement Plan

The Company’s postretirement benefit costs are developed from actuarial valuations. Inherent in these valuations are key assumptions, including the discount rate and health care cost trend rate. Material changes in its postretirement benefit costs may occur in the future due to changes in these assumptions, changes in the number of plan participants and changes in the level of benefits provided. The Company provides certain health care and life insurance benefit plans for qualifying retired employees. Substantially all of the Company’s employees may become eligible for these benefits if they reach specified age and years of service criteria while working for the Company. The benefits are provided through certain insurance companies. The Company expects to fund its share of such benefit costs principally on a pay-as-you-go basis.

Accrued postretirement benefit costs are included in other non-current liabilities on the consolidated balance sheets. The following table presents the funded status of such plans, reconciled with amounts recognized in the Company’s consolidated financial statements:

	December 31,
	2007	2006
	(in thousands)
Change in accumulated postretirement benefit obligation:
Accumulated postretirement benefit obligation, beginning of year	$8,209	$8,175
Service costs	359	440
Interest costs	379	432
Actuarial gain	(545)	(485)
Curtailment gain	(906)	—
Special termination loss	17	—
Benefits paid	(376)	(353)

Accumulated postretirement benefit obligation, end of year	$7,137	$8,209

Funded status:
Accrued postretirement benefit cost, end of year	$7,137	$8,209

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The net periodic postretirement benefit cost consists of the following:

	December 31,
	2007	2006	2005
	(in thousands)
Service costs	$359	$440	$409
Interest costs	379	432	426
Amortization of prior service costs	(45)	(57)	(57)
Amortization of net loss	—	65	92
Curtailment gain	(85)	—	—
Special termination loss	17	—	—

Net periodic postretirement benefit cost	625	880	870

Total net period postretirement benefit cost	$625	$880	$870

Assumptions:
Discount rate	6.00%	5.75%	5.75%
Health care cost trend rate	10.00%	8.00%	9.00%

The health care cost trend rate is assumed to decrease gradually to 5.25% by 2013 and remain level thereafter.

The following table presents the estimated future net benefit payments:

Fiscal Year	Net Benefit Payments
(in thousands)
2008	$388
2009	$396
2010	$408
2011	$396
2012	$408
2013 - 2017	$2,337

The following shows the impact of a 1% change in the trend rate:

	2007
	1% Increase	1% Decrease
	(in thousands)
Effect on total of service and interest costs	$8	$(9)
Effect on accumulated postretirement benefit obligation	$64	$(75)

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”) was signed into law. The Medicare Act introduced a Medicare prescription drug benefit that began in calendar 2006 as well as a federal subsidy to sponsors of retirement health care plans that provide a benefit at least “actuarially equivalent” to the Medicare benefit. The Company evaluated the benefits of the subsidy and determined that the cost of applying for the subsidy was outweighed by the estimated benefit to the Company. As such, plan obligations do not reflect the impact of this legislation.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Subsequent to the filing of the 2006 consolidated financial statements, the Company’s management determined that it had not properly classified the adoption of SFAS No. 158 . Specifically, the Company misclassified the unfunded status of the postretirement benefit plan as a component of total comprehensive income for the year ended December 31, 2006. The Company corrected the accompanying consolidated statements of stockholders’ equity to properly classify the adoption of SFAS No. 158 as an adjustment to accumulated other comprehensive income at December 31, 2006.

NOTE 17. DEFERRED GRANTS

In 1995, the Company secured a grant of $128.7 million from the New York City Economic Development Corporation (“EDC”) and the Empire State Development Corporation (“ESDC”, formerly known as the New York State Urban Development Corporation) for construction of its corporate headquarters and trading facility. The grant is subject to recapture amounts on a declining scale over time and is being recognized in income on the same basis as, and is a reduction to, the depreciation of the facility. At December 31, 2007 and 2006, the Company’s EDC grant balances were $106.2 million and $108.3 million, respectively.

In 2002, the Company entered into an agreement and received a $5.0 million grant from the ESDC. This agreement requires the Company to maintain certain annual employment levels, and the grant is subject to recapture amounts on a declining scale over time. The grant is recognized in income ratably in accordance with a recapture schedule and is recorded in occupancy and equipment in the Company’s consolidated statements of income. At December 31, 2007 and 2006, the grant balances were $2.5 million and $3.0 million, respectively.

NOTE 18. INCOME TAXES

The provision for income taxes on the consolidated statements of income for the years ended December 31, 2007, 2006 and 2005, respectively, consisted of the following:

	2007	2006	2005
	(in thousands)
Current:
Federal	$125,129	$84,264	$38,056
State and local	50,346	42,384	21,588

Total	175,475	126,648	59,644

Deferred:
Federal	(2,932)	(1,928)	156
State and local	(1,800)	(602)	73

Total	(4,732)	(2,530)	229

Total provision	$170,743	$124,118	$59,873

As of December 31, 2007, the current income tax receivable of $12.1 million represents estimated tax payments the Company expects to be refundable from the Internal Revenue Service and other tax authorities.

Reconciliation of the statutory U.S. federal income tax rate to the effective tax rate on income before the provision for income taxes is as follows:

	2007	2006	2005
Statutory U.S. federal tax rate	35.00%	35.00%	35.00%
State and local taxes, net of federal benefit	7.96	9.70	10.60
Tax-exempt income	(0.82)	(0.70)	(1.00)
Other, net	1.11	0.50	1.10

Effective tax rate	43.25%	44.50%	45.70%

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, the components of net deferred tax assets (liabilities) were as follows:

	2007	2006
	(in thousands)
Current
Assets:
Accrued expenses	$891	$606
Unrealized losses on marketable securities	2,236	—
Other	59	354

Total	3,186	960

Liabilities:
Other	—	136

Total	—	136

Total current net deferred tax assets	$3,186	$824

Noncurrent
Assets:
Postretirement benefits	$4,024	$3,898
Deferred compensation	1,228	726
COMEX MRRP	1,876	2,503
COMEX MRRP contribution and earnings	3,854	3,674
Federal net operating loss carryforwards	—	333
Amortization	765	1,259
Share-Based Compensation	1,365	570
Unrealized loss on impairment charge	11,296	—
Other	284	1,056

Total	24,692	14,019
Less valuation allowance	—	(761)

Total noncurrent deferred tax assets	24,692	13,258

Liabilities:
Depreciation and amortization	8,736	10,866
Capitalization of software	16	68
Amortization of indefinite-lived intangible asset	9,502	—
Pension costs	576	—
Unrealized gains on marketable securities	14,410	—

Total noncurrent deferred tax liabilities	33,240	10,934

Total net noncurrent deferred tax (liabilities) assets	$(8,548)	$2,324

Management has determined that the realization of the recognized deferred tax asset of $27.9 million at December 31, 2007 is more likely than not, based on taxable temporary differences and anticipated future taxable income. However, if estimates of future taxable income are reduced, the amount of the deferred tax asset considered realizable could also be reduced.

The Company maintained a valuation allowance of $0.8 million in 2006 in accordance with the provisions of SFAS No. 109. This allowance was established due to the uncertainty of realizing certain tax benefits, and was reversed in 2007.

Effective January 1, 2007, the Company adopted the provisions of FIN No. 48. FIN No. 48 prescribes the recognition and measurement criteria related to tax positions taken or expected to be taken in a return. For those benefits to be recognized a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company had no cumulative effect of adopting FIN 48, and therefore, no adjustment was recorded to retained earnings upon such adoption.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company had unrecognized tax benefits, including interest, of approximately $1.9 million as of January 1, 2007 and approximately $2.7 million as of December 31, 2007. It is unlikely that the total amount of unrecognized tax benefits will significantly increase or decrease within the next twelve months. The unrecognized tax benefits consist of the following components:

Balance at January 1, 2007	$1,962
Additions based on tax positions in current year	2,164
Reductions based on tax positions in prior year	(1,057)
Reductions resulting from statute of limitation lapses	(85)
Settlements	(280)

Balance at December 31, 2007	$2,704

The Company’s historical accounting policy with respect to interest and penalties related to tax uncertainties has been to classify these amounts as income taxes, and the Company continued this classification upon the adoption of FIN No. 48. The total amount of interest related to tax uncertainties recognized in the consolidated statements of income for the period ended December 31, 2007 was $0.1 million. The earliest tax year open to examination by the Internal Revenue Service and the other tax jurisdictions in which the Company files a tax return is 2003. During the second quarter of 2007, the Company concluded a tax examination with the City of New York for the years 2000 through 2002. At the conclusion of this audit, a payment was made to the City of New York in the amount of $0.3 million, comprised of $0.2 million of tax and $0.1 million of interest. The resolution of this examination had no impact on the Company’s effective tax rate.

NOTE 19. LEASE TERMINATION COSTS

In June 2006, the Company ceased its floor trading operations of its London-based exchange. As a result, the Company incurred lease termination costs of approximately $1.5 million during the first and second quarters of 2006 on various operating leases it had contracted to support its floor trading operations. In September 2006, the Company consolidated its London offices, and in doing so vacated its location at 131 Finsbury Pavement. The Company began negotiations with the landlord during September 2006 to buy out the remaining lease term. As such, the Company recorded a charge of approximately $1.9 million in the third quarter of 2006 for the estimated amount to be paid. This charge was recorded in occupancy and equipment on the Company’s consolidated statements of income.

The following tables summarize the activity related to the various London exchange lease terminations in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (in thousands):

Lease Termination Costs
Total expected to be incurred	$3,426

Charges incurred in 2006	$3,426
Charges incurred in 2007	—

Cumulative charges incurred as of December 31, 2007	$3,426

Lease Termination Costs
Liability at January 1, 2007	$2,980
Charges	—
Payments	(2,102)

Liability at December 31, 2007	$878

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 20. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended December 31, 2007, 2006 and 2005, respectively, are as follows:

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Cash paid for:
Interest	$93,662	$132,910	$72,085

Income taxes	$182,966	$118,081	$65,530

Non-cash investing and financing activities:
Unrealized gain on available-for-sale securities	$34,343	$—	$1,242

Issuance of common stock	$4	$862	$—

Conversion of cumulative redeemable convertible preferred stock to common stock	$—	$82	$—

Purchase of indefinite-lived intangible asset through issuance of common stock	$—	$280,143	$—

Decrease in income taxes payable due to NYMEX MRRP tax benefit	$—	$8,591	$—

NOTE 21. SEGMENT REPORTING

The Company considers operating results for two business segments: Open Outcry and Electronic Trading and Clearing. Open Outcry is the trading and clearing of NYMEX Division and COMEX Division futures and options contracts on the trading floors of the Exchange. Electronic Trading and Clearing consists of NYMEX ACCESS ® , NYMEX ClearPort ® Trading and NYMEX ClearPort ® Clearing and trading on the CME Globex. The Company reports revenue on a segment basis. Total revenues presented for each segment include clearing and transaction fees related to such segment and a pro rated portion of market data fees. Other revenues are attributed entirely to Open Outcry. Direct transaction costs are allocated directly to the segment they are incurred for. Depreciation and amortization and other operating expenses are allocated directly to the segment they pertain to, where practicable, with the balance of these expenses allocated based on the proportion of operating revenues, net of direct transaction costs, attributed to each segment. Non-operating income and expenses are allocated entirely to Corporate/Other. The prior year segment information has been reclassified to reflect this methodology of reporting each segment.

Financial information relating to these business segments is set forth below (in thousands):

	Year Ended December 31, 2007
	Open Outcry	Electronic Trading & Clearing	Corporate / Other	Total
Total operating revenues	$176,800	$496,804	$—	$673,604
Direct transaction costs	333	96,509	—	96,842
Depreciation and amortization	6,927	6,849	—	13,776
Other operating expenses	68,921	84,539	—	153,460

Operating income (loss)	100,619	308,907	—	409,526
Non-operating income	—	—	(14,744)	(14,744)

Income before provision for income taxes	100,619	308,907	(14,744)	394,782
Provision for income taxes	43,518	133,602	(6,377)	170,743

Net income	$57,101	$175,305	$(8,367)	$224,039

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2006
	Open Outcry	Electronic Trading & Clearing	Corporate / Other	Total
Total operating revenues	$239,119	$258,130	$—	$497,249
Direct transaction costs	333	49,409	—	49,742
Depreciation and amortization	10,676	4,491	—	15,167
Other operating expenses	104,501	53,819	961	159,281

Operating income (loss)	123,609	150,411	(961)	273,059
Non-operating income	—	—	5,860	5,860

Income before provision for income taxes	123,609	150,411	4,899	278,919
Provision for income taxes	55,006	66,933	2,179	124,118

Net income	$68,603	$83,478	$2,720	$154,801

	Year Ended December 31, 2005
	Open Outcry	Electronic Trading & Clearing	Corporate / Other	Total
Total operating revenues	$216,212	$117,896	$—	$334,108
Direct transaction costs	9,114	20,044	—	29,158
Depreciation and amortization	11,655	3,566	—	15,221
Other operating expenses	122,697	37,873	2,281	162,851

Operating income (loss)	72,746	56,413	(2,281)	126,878
Non-operating income (loss)	—	—	4,123	4,123

Income (loss) before provision (benefit) for income taxes	72,746	56,413	1,842	131,001
Provision (benefit) for income taxes	33,245	25,781	847	59,873

Net income (loss)	$39,501	$30,632	$995	$71,128

The Company does not account for, and does not report to management, its assets (other than goodwill and other intangible assets for SFAS No. 142 reporting purposes) or capital expenditures by business segment. Foreign source revenues and long-lived assets located in foreign countries are immaterial to the consolidated results of operations and financial position of the Company and are, therefore, not disclosed separately.

NOTE 22. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

In the ordinary course of business, the Company is a party to several lawsuits and claims. The Company periodically assesses its liabilities and contingencies in connection with these matters, based upon the latest information available. As additional information becomes available, the Company adjusts its assessment and estimates of such liabilities accordingly. It is possible that the ultimate resolution of its liabilities and contingencies could be at amounts that are different from any recorded reserves and that such differences could be material. Based on its review of the latest information available, the Company believes its ultimate liability, if any, in connection with any current lawsuits or claims for pending or threatened legal proceedings, would not materially affect the Company’s financial condition, results of operations, or cash flows.

Set forth below is a description of material litigation to which the Company is a party, as of December 31, 2007. Although there can be no assurance as to the ultimate outcome, the Company believes it has a meritorious defense and is vigorously defending the matter described below. The final outcome of any litigation, however, cannot be predicted with certainty, and an adverse resolution of this matter could have a material adverse effect on the Company’s consolidated results of operations, financial position or cash flows.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has been named as a defendant in the following legal action:

New York Mercantile Exchange, Inc. v. IntercontinentalExchange, Inc. On November 20, 2002, NYMEX Exchange commenced an action in United States District Court for the Southern District of New York against IntercontinentalExchange, Inc. (“ICE”). The amended complaint alleges claims for: (a) copyright infringement by ICE arising out of ICE’s uses of certain NYMEX Exchange settlement prices; (b) service mark infringement by reason of use by ICE of the service marks NYMEX and NEW YORK MERCANTILE EXCHANGE; (c) violation of trademark anti-dilution statutes; and (d) interference with contractual relationships. On January 6, 2003, ICE served an Answer and Counterclaims, in which ICE alleges five counterclaims against NYMEX Exchange as follows: (1) a claim for purported violation of Section 2 of the Sherman Act, 15 U.S.C. § 2, for NYMEX Exchange’s allegedly trying to maintain a monopoly in the execution of the North America energy futures and expand the alleged monopoly into the execution and clearing of North American OTC energy contracts by attempting to deny ICE access to NYMEX Exchange settlement prices; (2) a claim for purported violation of Section 1 of the Sherman Act by conspiring with certain of its members to restrain trade by attempting to deny ICE access to NYMEX Exchange settlement prices; (3) a claim for alleged violation of Section 2 of the Sherman Act by NYMEX Exchange purportedly denying ICE access to NYMEX Exchange’s settlement prices which are allegedly an “essential facility”; (4) a claim for purported violation of Section 1 of the Sherman Act and Section 3 of the Clayton Act by NYMEX Exchange allegedly tying execution services for North American energy futures and options to clearing services; and (5) a claim for purported violation of the Lanham Act through false advertising with respect to certain services offered by NYMEX Exchange and services offered by ICE. The counterclaims request damages and trebled damages in amounts not specified yet by ICE in addition to injunctive and declaratory relief.

On August 11, 2003, the Court issued an opinion dismissing certain counterclaims and one affirmative defense, with leave to replead. On or about August 28, 2003, NYMEX Exchange was served with ICE’s First Amended Counterclaims in which ICE made four counterclaims against NYMEX Exchange principally alleging violations of U.S. antitrust laws, including claims regarding monopoly leveraging.

By Order and Opinion dated June 30, 2004, the Court granted NYMEX Exchange’s motion and dismissed all of the antitrust counterclaims asserted against NYMEX Exchange. ICE did not appeal this decision.

By Order and Opinion dated September 29, 2005, the Court (1) granted ICE’s motion for summary judgment to the extent of dismissing NYMEX Exchange’s federal claims for copyright and trademark infringement and dismissing without prejudice (by declining to exercise supplemental jurisdiction), NYMEX Exchange’s state law claims for violation of trademark anti-dilution statutes and interference with contractual relationships, and (2) denied NYMEX Exchange’s cross-motion for partial summary judgment on copyright infringement and tortious interference with contract. On October 13, 2005, NYMEX Exchange filed a notice of appeal with the United States Court of Appeals for the Second Circuit. On August 1, 2007, the United States Court of Appeals affirmed the judgment of the lower Court. On August 15, 2007, NYMEX Exchange filed a Combined Petition for Panel Rehearing and for Rehearing En Banc before the United States Court of Appeals for the Second Circuit. On October 18, 2007, the Court denied NYMEX Exchange’s petition.

On January 16, 2008, NYMEX Exchange filed its Petition for a Writ of Certiorari with the United States Supreme Court. ICE filed its Brief in Opposition on February 12, 2008. NYMEX Exchange filed its Reply Brief on February 25, 2008. This matter is ongoing.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Contractual Obligations

In connection with its operating activities, the Company enters into certain contractual obligations. The Company’s material contractual cash obligations include long-term debt, a technology services agreement, operating leases and other contracts. A summary of the Company’s minimum required future cash payments associated with its contractual cash obligations outstanding as of December 31, 2007, as well as an estimate of the timing in which these commitments are expected to expire, are set forth in the following table:

	Payments Due by Period
	2008	2009	2010	2011	2012	Thereafter	Total
	(in thousands)
Contractual Obligations
Long-term debt principal	$2,817	$2,817	$2,817	$7,739	$4,909	$59,182	$80,281
Long-term debt interest	6,205	5,994	5,783	5,573	4,980	31,233	59,768
Services agreements ¹	10,080	10,270	11,571	30,948	—	—	62,869
Operating leases — facilities	3,012	3,027	3,306	3,585	2,051	136	15,117
Operating leases — equipment	2,020	1,365	525	—	—	—	3,910
Other long-term obligations	1,029	1,041	967	800	800	5,247	9,884

Total contractual obligations	$25,163	$24,514	$24,969	$48,645	$12,740	$95,798	$231,829

1.	Services agreements include required minimum payments in accordance with a technology services agreement with CME (see Note 13). The CME Agreement has a ten-year term from the launch date with rolling three-year extensions. Either party may elect to terminate the CME Agreement between the fifth and the sixth year anniversary of the first launch date upon written notice and payment of a termination fee. As a result, the Company’s current minimum obligation under the CME Agreement is for payments in years one through five. As such, the Contractual Obligations table above sets forth the Company’s minimum obligation for years one through five, including the related termination fee in the event the Company elects to terminate the CME Agreement. In addition, the services agreements category includes employment agreements as filed with the SEC.

As previously disclosed in Note 18, the Company has $2.7 million of unrecognized tax benefits as of December 31, 2007. The Company is subject to periodic examinations of its income tax returns by the U.S. Internal Revenue Service and various state and local taxing authorities, which could result in future tax liabilities, the payment of which would offset the current unrecognized tax benefits. Due to the uncertainty of the outcome of any future income tax examinations, it is not possible to estimate when tax payments, if any, would be made.

The Company occupies premises under leases, including a land lease, with various lessors that expire in 2008 through 2069. For the years ended December 31, 2007, 2006 and 2005, rental expense for facilities and the land lease amounted to $2.4 million, $7.2 million and $3.8 million, respectively. The lease commitments on the Company’s facilities include scheduled base rent increases over the terms of the leases. The base rent payments are being charged to expense on the straight-line method over the terms of the leases. The Company has recorded a deferred credit to reflect the excess of rent expense over cash payments since inception of the leases.

The Company leases space to tenants in its headquarters facility. Rents collected from these leases were $8.7 million, $8.5 million and $8.2 million during 2007, 2006 and 2005, respectively, and are recorded in other revenue on the consolidated statements of income. Future minimum rental income for the years 2008 through 2012 are as follows:

(in thousands)
2008	$6,680
2009	4,649
2010	4,461
2011	4,325
2012	4,306
Thereafter	2,409

Total	$26,830

In 1994, the Company entered into a Letter of Intent with Battery Park City Authority (“BPCA”), the EDC and the ESDC to construct a new trading facility and office building on a site in Battery Park City. By agreement dated May 18, 1995, the EDC and ESDC agreed to provide funding of $128.7 million to construct the facility. The Company is liable for liquidated damages on a declining scale, currently set at $25.0 million, if it violates terms of the occupancy agreement at any time prior to the 15 years from the date of occupancy, July 7, 1997.

In May 1995, the Company signed a ground lease (expiring June 2069) with BPCA for the site where it constructed its headquarters and trading facility. The lease establishes payments in lieu of taxes (“PILOTs”) due to New York City, as follows: for the trading portion of the facility, PILOTs are entirely abated for the first 20 years after occupancy; for the office portion of the facility, PILOTs are entirely abated for one year after occupancy, at a percentage of assessment (ranging from 25% to 92.5%) for the next 10 years and, thereafter, at an amount equal to assessment. Sub-let space is not eligible for abatements.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 2002, the Company entered into an agreement and received a $5.0 million grant from ESDC. This agreement requires the Company to maintain certain annual employment levels, and the grant is subject to recapture amounts, on a declining scale, over time.

The Company and the Board of Trade of the City of New York, Inc. (“NYBOT”) entered into a lease agreement that became effective on November 20, 2002. In accordance with this lease agreement, NYBOT is leasing approximately 13,000 square feet on the COMEX Division trading floor and approximately 45,000 square feet of office space for a ten-year term. The rent commencement date for the trading floor space and office space was July 1, 2003 and May 20, 2003, respectively. In 2007, NYBOT changed its corporate name to ICE Futures U.S., Inc.

In accordance with the DME shareholders agreement, the Company will be required to contribute capital to the joint-venture in an aggregate amount of $9.8 million over a five-year period, contingent upon the DME’s achievement of certain agreed upon performance targets. At December 31, 2007, the Company has contributed a total of $6.5 million.

Under the NYMEX Exchange Bylaws, in the event NYMEX Exchange permanently terminates all open outcry trading of any NYMEX Division product and instead lists such product for trading only via electronic trading or at least 90% of contract volume of such product shifts to electronic trading, owners of Class A memberships in NYMEX Exchange will receive 10% of the gross revenue attributable to all revenue from the electronic trading of such NYMEX Division product, but not including market data fees or revenues from bilateral transactions cleared through NYMEX ClearPort ® Clearing (or its successor), or, if greater, 100% of the revenue from any additional special fee or surcharge applicable to the electronic trading of such NYMEX Division product. This payment will commence at the time of such permanent termination of open outcry trading or such shift of at least 90% of contract volume to electronic trading for such NYMEX Division product.

Financial Guarantees

The Company adopted FIN No. 45, effective January 1, 2003. The Company has certain guarantee arrangements in its clearing process as well as other financial guarantees discussed below:

Included in marketable securities are investments that are pledged as collateral with one of the Company’s investment managers relating to a membership seat financing program. Under this program, the investment manager extends credit to individuals purchasing NYMEX Division memberships. The program requires that the Company pledge assets to the investment manager in an amount equal to at least 118% of the loan value. In the event a member defaults on a loan, the investment manager has the right to seize the Company’s collateral for the amount of the default, and the Company has the right to liquidate the member’s interest in NYMEX Division to reimburse its loss of collateral. At December 31, 2007, there were total seat loan balances of $3.7 million and securities pledged against the seat loan balances of $4.4 million.

The Company serves a clearinghouse function, standing as a financial intermediary on every open futures and options transaction cleared. Through its clearinghouse, the Company maintains a system of guarantees for performance of obligations owed to buyers and sellers. This system of guarantees is supported by several mechanisms, including margin deposits and guaranty funds posted by clearing members with the Company’s clearinghouse. The amount of margin deposits on hand will fluctuate over time as a result of, among other things, the extent of open positions held at any point in time by market participants in NYMEX Division and COMEX Division contracts and the margin rates then in effect for such contracts. The Company is required, under the CEA, to maintain separate accounts for cash and securities that are deposited by clearing members, at banks approved by the Company, as margin for house and customer accounts. These clearing deposits are used by members to meet their obligations to the Company for margin requirements on open futures and options positions, as well as delivery obligations.

The Company established additional retail customer protection supported by a commitment of at least $10 million available at all times to promptly reimburse retail customers in the event that their clearing member defaults as a result of a default by another customer where margin funds from the retail customer’s account are used to address the default. Retail customers are defined as those that do not otherwise qualify as “eligible contract participants” under the requirements of the CEA, and are not floor traders or floor brokers on the Exchange or family members of an Exchange floor trader or floor broker who maintains an account at the same clearing firm.

There were no events of default during 2007 and 2006, in any of the above arrangements, in which a liability should be recognized.

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 23. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The nature of the Company’s business gives rise to frequent related party transactions. The majority of the Company’s shareholders, including several members of its board of directors, frequently do business with the Company. The Company’s board of directors establishes fees and usage charges and also determines the level of payments under any proprietary fee reduction or other cost reduction programs. Members of the Exchange, many of whom act as floor brokers and floor traders, benefit from trading rules, membership privileges, such as payment of insurance benefits and fee discounts that enhance their trading opportunities and profits. Members of the Exchange pay fees, which may be substantial, either directly or indirectly, to the Exchange in connection with the services the Company provides. The Company believes the payments made by its directors, nine of whom own Class A memberships in NYMEX Exchange, are on terms no more favorable than terms given to unaffiliated persons.

Certain members of the Company’s board of directors may serve as officers or directors of clearing member firms. These clearing member firms pay substantial fees to the Company’s clearinghouse in connection with services the Company provides. The Company believes that fees paid by, and the services provided to, these clearing firms are on terms no more favorable to those firms than terms given to other clearing member firms and individual members.

The following are descriptions of material transactions involving the Company and members of its board of directors and officers:

Stephen Ardizzone, a director of the Company, is an executive officer and principal owner of Zone Energy Group, Inc. (“Zone Energy”). Zone Energy was selected by the Company, in 2005, to be a market maker for the NYMEX Brent Crude contract at the Company’s former Dublin branch and was compensated an aggregate amount of approximately $698,000 for their services. In addition, Zone Energy currently leases space from the Company at its corporate headquarters facility.

Anthony George Gero, a director of the Company, is a senior vice president of RBC Dain Rauscher (“RBC Dain”), a securities firm which manages a portfolio of predominantly fixed income securities for the Company. The Company invested assets segregated for the benefit of the MRRP totaling $11.9 million and $13.3 million at December 31, 2007 and 2006, respectively, at RBC Dain. At December 31, 2005, $12.8 million of assets segregated for the benefit of the MRRP were invested in a portfolio of fixed income securities managed by Legg Mason Wood Walker, Inc., a securities firm of which Mr. Gero was a senior investment officer up until December 2, 2005.

Richard Schaeffer, the chairman of the board of the Company, was employed as executive director of Global Energy Futures at ABN AMRO, Inc. (“ABN AMRO”), until April 2006. ABN AMRO currently leases space from the Company at its corporate headquarters facility. The aggregate amount of rent collected from ABN AMRO for the period January 1, 2006 through April 30, 2006 was approximately $102,000. The aggregate amount of rent collected from ABN AMRO during 2005 was approximately $307,000.

David Greenberg, a director of the Company until May 10, 2007, is the president of Sterling Commodities Corp. (“Sterling”), a clearing member firm. Sterling currently leases space from the Company at its corporate headquarters facility. The aggregate amount of rent collected from Sterling during 2006 and 2005 was approximately $266,000 and $257,000, respectively. Clearing and transaction fees earned from Sterling for the period January 1, 2007 through April 30, 2007 were approximately $1.3 million, and for the years ended December 31, 2006 and 2005 were approximately $3.9 million and $2.8 million, respectively.

Kevin McDonnell, a director of the Company until May 1, 2006, was selected by NYMEX Europe Limited (“NEL”), a subsidiary of the Company, to be a market maker for its NYMEX Brent Crude contract which was launched on the NEL trading floor in London during 2005. Mr. McDonnell was compensated an amount of approximately $714,000 for his services.

Stanley Meierfeld, a director of the Company until May 1, 2006, is a managing director of the Geldermann division of FC Stone, LLC. FC Stone, LLC currently leases space from the Company at its corporate headquarters facility. The aggregate amount of rent collected from FC Stone, LLC from January 1, 2006 until April 30, 2006 was approximately $138,000 and for the year ended December 31, 2005 was approximately $436,000.

The following table below reflects the member loan balances outstanding and collateral held by the Company on behalf of Exchange members participating in the seat financing program at December 31, (in thousands):

	2007	2006
Loan balance outstanding	$3,711	$7,455
Collateral on deposit	$4,379	$8,797

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 24. PARENT COMPANY ONLY INFORMATION

NYMEX Holdings, Inc., the registrant, only assets are its investments in its wholly-owned subsidiaries, which totaled $925.5 million and $774.9 million at December 31, 2007 and 2006, respectively. The registrant has only one liability, dividends payable to shareholders, which were $1.1 million at December 31, 2007. Net income from these investments on the equity basis of accounting amounted to $224.0 million, $154.8 million and $71.1 million for the years ended December 31, 2007, 2006 and 2005, respectively. Other than the dividends payable to shareholders, the registrant has no liabilities, material contingencies or guarantees. During 2007, the registrant received no cash dividends from any of its subsidiaries.

NOTE 25. QUARTERLY FINANCIAL DATA (Unaudited) (in thousands, except per share data):

	2007
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Trading volumes
NYMEX Division	82,902	78,478	83,942	85,647
COMEX Division	9,415	9,457	9,982	12,850

Total	92,317	87,935	93,924	98,497

Summarized financial data
Operating revenues	$164,226	$163,597	$173,200	$172,581
Operating expenses	68,514	66,110	65,138	64,316
Non-operating income and expenses	3,969	(23,472)	2,382	2,377

Income before provision for income taxes	99,681	74,015	110,444	110,642
Provision for income taxes	43,461	32,270	47,870	47,142

Net income	$56,220	$41,745	$62,574	$63,500

Earnings per share
Basic	$0.60	$0.44	$0.66	$0.67

Diluted	$0.59	$0.44	$0.66	$0.67

Common stock prices¹
High	$140.78	$142.12	$140.07	$135.42
Low	$116.00	$118.36	$113.32	$120.38

	2006
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Trading volumes
NYMEX Division	57,242	61,565	75,716	68,216
COMEX Division	9,844	9,767	6,342	6,116

Total	67,086	71,332	82,058	74,332

Summarized financial data
Operating revenues	$111,670	$122,515	$138,294	$124,770
Operating expenses	50,141	53,310	64,115	56,624
Non-operating income and expenses	184	136	1,142	4,398

Income before provision for income taxes	61,713	69,341	75,321	72,544

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2006
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Provision for income taxes	28,080	31,208	34,597	30,233

Net income	$33,633	$38,133	$40,724	$42,311

Basic and diluted earnings per share	$2.03	$0.44	$0.47	$0.48

Proforma earnings per share retroactively adjusted to reflect the 90,000-for-1 recapitalization on March 14, 2006 (Unaudited): Basic and diluted earnings per share	$0.44	$0.44	$0.47	$0.48

Common stock prices¹
High	$—	$—	$—	$150.01
Low	$—	$—	$—	$115.07

1.	The common stock prices listed above reflect the prices from when the Company’s common stock first became publicly traded. NYMEX Holdings, Inc. common stock is listed on the New York Stock Exchange under the symbol “NMX” and first traded on November 17, 2006.

NOTE 26. SUBSEQUENT EVENTS

On January 28, 2008, the Company announced that it is engaged in preliminary discussions with CME Group Inc. (“CME Group”) regarding their potential acquisition of the Company. Discussions are in early stages and the transaction remains subject to completion of due diligence, negotiation of terms and execution of a definitive agreement and necessary approvals of, including but not limited to, the boards of directors of both CME Group and the Company. There can be no assurances that any agreement will be reached or that a transaction will be completed.